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                                   EXHIBIT 5.1

                           Opinion of Baker & McKenzie

                              [Please see attached]




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April 4, 1997

LIDAK Pharmaceuticals
11077 North Torrey Pines Road
La Jolla, California  92037

Ladies and Gentlemen:

As counsel to LIDAK Pharmaceuticals, a California corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-3 (the "Registration Statement"), to be filed with the Securities and Exchange Commission on or about April 4, 1997, in connection with the registration under the Securities Act of 1933, as amended, of the following shares of the Company's Class A Common Stock (the "Shares"): (i) up to 7,257,467 shares of Class A Common Stock to be issued by the Company upon the conversion of the Convertible Note, dated February 26, 1997 (the "Note"), in the principal amount of $6 million, issued by the Company to RGC International Investors, LDC;
(ii) up to 3,628,733 shares of Class A Common Stock to be issued by the Company upon the exercise of certain Class G Stock Purchase Warrants ("Class G Warrants"), to be issued in connection with the conversion of the Note and/or the Company's prepayment of the Note; and (iii) 100,000 shares of Class A Common Stock to be issued by the Company upon the exercise of certain Class H Stock Purchase Warrants ("Class H Warrants").

In this connection, we have examined and considered the originals or copies, certified or otherwise identified to our satisfaction, of the Company's Articles of Incorporation and Bylaws, as amended to date, resolutions of its Board of Directors, officers' certificates and such other documents and corporate records relating to the Company and the sale and issuance of the Shares, as we have deemed appropriate for purposes of rendering this opinion.

In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostat or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

Based upon the foregoing examination, and the information thus supplied, it is our opinion that: (i) the shares of Class A Common Stock issuable upon the conversion of the Note have been validly authorized and will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable; and (ii) the shares of Class A Common Stock issuable upon the exercise of the Class G Warrants and Class H Warrants, respectively, will, upon issuance and payment in accordance with the respective terms of such warrants, be legally issued, fully paid and non-assessable.

We hereby expressly consent to the reference to our Firm in the Registration Statement under the Prospectus caption "Legal Matters," to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency.


Very truly yours,




BAKER & MCKENZIE